Exhibit 99.1

APTIV ANNOUNCES HÅKAN AGNEVALL TO JOIN APTIV’S BOARD OF DIRECTORS
Global technology leader brings decades of transformation, engineering, and international experience across mobility, energy, and industrial sectors

SCHAFFHAUSEN – DECEMBER 5, 2025 – Aptiv PLC (NYSE: APTV), a global industrial technology company, today announced the appointment of Håkan Agnevall, President and Chief Executive Officer of Wärtsilä Corporation, to its Board of Directors, effective December 10, 2025.

“Håkan is an accomplished global operator with deep experience leading technology-driven transformations across highly engineered, mission-critical industries,” said Kevin Clark, chair and chief executive officer, Aptiv. “His background in electrification, automation, and service innovation, combined with his international leadership experience, will be a valuable asset as Aptiv continues to execute its strategy and expand its capabilities across industrial sectors.”

Mr. Agnevall has served as President and CEO of Wärtsilä Corporation since February 2021, leading the company’s transformation into a global provider of innovative technologies and complete lifecycle solutions for the marine and energy industries. Prior to Wärtsilä Corporation, he was President of Volvo Buses and a member of the Volvo Group Management Team, where he strengthened the company’s global position and accelerated its transition to electrified solutions.

Earlier in his career, Mr. Agnevall held a series of senior leadership roles at Bombardier Transportation and ABB Ltd., overseeing businesses in rail, electrification, and automation. He began his career at ABB in 1991 in engineering and commercial positions.

Mr. Agnevall holds both a master’s degree in engineering physics and a bachelor’s degree in business administration from Lund University in Sweden, as well as an MBA from IMD in Switzerland. He brings extensive international experience, having lived and worked in Scandinavia, the United States, Thailand, Brazil, and Switzerland, and is widely recognized for leveraging disruption as an opportunity to position businesses for long-term growth.

About Aptiv
Aptiv is a global industrial technology company focused on enabling a more automated, electrified, and digitalized future. Visit aptiv.com.

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Media Contact:
Lisa Scalzo
Lisa.Scalzo@aptiv.com